Schedule 13G                                                        Page 1 of 6

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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                        (Amendment No.  ____________)*

                         Numerical Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  67053T 10 1
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                   12/31/00
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [_]  Rule 13d-1(b)

 [_]  Rule 13d-1(c)

 [X]  Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                       Page 2 of 6

  CUSIP No. 67053T 10 1
            -----------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Yagyensh C. Pati
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.
      (a) [_]

      (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          3,065,501
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          3,065,501
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,065,501
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.

      10.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

Schedule 13G                                                       Page 3 of 6

  CUSIP No. 67053T 10 1
            -----------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Sushma Pati
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.
      (a) [_]

      (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          49,999
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          49,999
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      49,999
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.

      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

Schedule 13G                                                     Page 4 of 6

Item 1.

     (a)  Name of Issuer     Numerical Technologies, Inc.

     (b)  Address of Issuer's Principal Executive Offices   70 West Plumeria
          Drive, San Jose, CA 95134

Item 2.

     (a)  Name of Person Filing      Yagyensh C. Pati and Sushma Pati, husband
          and wife

     (b)  Address of Principal Business Office or, if none, Residence
                                              c/o Numerical Technologies, Inc.,
                                              70 West Plumeria Drive
                                              San Jose, CA 95134

     (c)  Citizenship     United States of America

     (d)  Title of Class of Securities     Common Stock, par value $0.0001 per
                                           share

     (e)  CUSIP Number      67053T 10 1

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.
              78o).

     (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_] An investment advisor in accordance with (S)240.13d-
              1(b)(1)(ii)(E);

     (f)  [_] An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g)  [_] A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owed:

          Yagyensh C. Pati:   3,065,501 shares
          Sushma Pati:           49,999 shares

     (b)  Percent of class:

          Yagyensh C. Pati: 10.2%, based on 30,192,538 outstanding shares of Common Stock of the Issuer as of 12/31/00

          Sushma Pati:       0.2%, based on 30,192,538 outstanding shares of
          Common Stock of the Issuer as of 12/31/00

Schedule 13G                                                      Page 5 of 6

     (c)  Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote

                 Yagyensh C. Pati:     3,065,501 shares
                 Sushma Pati:             49,999 shares

          (ii)   Shared power to vote or to direct the vote

                 Yagyensh C. Pati:     0 shares
                 Sushma Pati:          0 shares

          (iii)  Sole power to dispose or to direct the disposition of

                 Yagyensh C. Pati:     3,065,501 shares
                 Sushma Pati:             49,999 shares

          (iv)   Shared power to dispose or to direct the disposition of

                 Yagyensh C. Pati:     0 shares
                 Sushma Pati:          0 shares

Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.   Identification and Classification of Members of the Group

Not applicable.

Item 9.   Notice of Dissolution of Group

Not applicable.

Item 10.  Certification

Not applicable.

Schedule 13G                                                     Page 6 of 6

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 February 9, 2001
                                 ---------------------------------------------
                                                      Date

                                 /s/ Yagyensh C. Pati
                                 ---------------------------------------------
                                                   Signature
                                 Yagyensh C. Pati, President and Chief
                                 Executive Officer of Numerical Technologies,
                                 Inc.

                                 ---------------------------------------------
                                                   Name/Title



                                 February 9, 2001
                                 ---------------------------------------------
                                                      Date

                                 /s/ Sushma Pati
                                 ---------------------------------------------
                                                   Signature
                                 Sushma Pati
                                 _____________________________________________
                                                   Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)